As filed with the Securities and Exchange Commission on May 10, 2007
Registration No. 333-______

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DON MARCOS TRADING CO.
(Name of small business issuer in its charter)

Florida	2095	65-0921319
(State of other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

1850 Southeast 17th Street, Suite 300
Ft. Lauderdale, FL 33316
(954) 356-8111 - telephone/(954) 356-8112 - fax
(Address and telephone number of principal executive office)

Peter W. Mettler
140 Royal Palm Way, Suite 202
Palm Beach, FL 33480
(561) 832-7600 - telephone/(561) 833-0805 - fax
(Name, address and telephone number of agent for service)

COPIES TO:
Lynne Bolduc, Esq.
Oswald & Yap, A Professional Corporation
16148 Sand Canyon Avenue
Irvine, CA 92618
(949) 788-8900 - telephone/(949) 788-8980 - fax

Approximate Date of Commencement of Proposed Sale to the Public.
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Act”), check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Act, check the following box and list the Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Act, check the following box and list the Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Act, check the following box and list the Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount Being Registered		Proposed Maximum Offering Price per share	Maximum Aggregate Offering Price[1]	Amount of Registration Fee
Shares of common stock, no par value	16,400,000		$0.05	$820,000	$25.17
Shares of common stock, no par value	1,000,000	[2]	$0.05	$50,000	$1.54
Totals	17,400,000			$870,000	$26.71

1 Estimated solely for computing the amount of the registration fee pursuant to Rule 457(a) under the Act.
2 Consists of 1,000,000 shares of common stock underlying options issued under the Registrant’s 2007 Incentive and Nonstatutory Stock Option Plan.

PRELIMINARY PROSPECTUS

16,400,000 Shares
1,000,000 Shares Issuable Upon Exercise of Stock Options

Don Marcos Trading Co.

Common Stock

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus relates to the resale by the selling stockholders of 16,400,000 shares of our common stock and the exercise of options to purchase 1,000,000 shares of our common stock by officers and directors pursuant to our 2007 Incentive and Nonstatutory Stock Option Plan. The selling stockholders, including the officers and directors exercising options, will sell the shares during the term of this offering at the fixed price of $0.05 per share for the duration of the offering. The selling stockholders are deemed “underwriters” within the meaning of the Act in connection with the sale of their common stock under this prospectus. We will pay the expenses of registering these shares. Currently, 1,000,000 stock options have been issued to officers and directors at an exercise price of $0.05 per share. The exercise price of all stock options granted is based on the fair market value of the underlying share of common stock at the time of issuance of the option.

No public market currently exists for the shares of common stock.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will receive proceeds of $0.05 per share from the exercise of stock options which have been granted to date.

The date of this prospectus is May 11, 2007

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

PROSPECTUS SUMMARY	1
RISK FACTORS	2
USE OF PROCEEDS	8
DIVIDEND POLICY	9
CAPITALIZATION	9
SELECTED CONDENSED FINANCIAL DATA	10
PLAN OF OPERATION	10
BUSINESS	12
MANAGEMENT	13
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	15
PRINCIPAL STOCKHOLDERS	16
DESCRIPTION OF CAPITAL STOCK	17
SELLING STOCKHOLDERS	18
PLAN OF DISTRIBUTION	20
SHARES ELIGIBLE FOR FUTURE SALE	21
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	22
INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus. To better understand this offering, and for a more complete description of the offering, you should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements, which are included elsewhere in this prospectus.

The Company

We were incorporated in Florida on May 11, 1999. Our principal executive offices are located at 1850 Southeast 17th Street, Suite 300, Ft. Lauderdale, Florida 33316, and our telephone number is (954) 356-8111. We are the sole importer and distributor of Don Marcos® Coffee from Costa Rica.

The Offering

Shares offered by the selling stockholders:	16,400,000

Options to purchase shares of common stock	1,000,000

Common stock outstanding	32,900,000

Use of proceeds
The selling stockholders will receive the net proceeds from the sale of shares. We will receive none of the proceeds from the sale of shares offered by this prospectus. We will receive $0.05 per share from the exercise of stock options which have been granted to date which have been included in this prospectus.

Sale by selling stockholders	All selling stockholders must sell their shares at the fixed price of $0.05 per share. See “Plan of Distribution.”

Additional Information

In this prospectus, the terms “Don Marcos” “we,” “us,” and “our” refer to Don Marcos Trading Co., a Florida corporation, and, unless the context otherwise requires, “common stock” refers to the common stock, no par value, of Don Marcos Trading Co.

Summary Financial Data

The following table sets forth our summary condensed financial data. This information should be read in conjunction with the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	May 11, 1999 Date of Inception to December 31, 2006
	(audited)	(audited)	(audited)
Statement of Operations Data
Net revenue	$-0-	$-0-	$-0-
Operating costs and expenses:	$13,029	$1,026	$47,214
Net (loss)	$(13,029)	$(1,026)	$(47,214)
Net (loss) per common share:
Basic and diluted	$(.01)	$(0.00)
Weighted average number of common shares outstanding	1,423,125	742,500	1,423,125

	December 31, 2006	December 31, 2005
	(audited)	(audited)
Balance Sheet Data:
Total current assets	$131	$160
Current liabilities	$-0-	$-0-
Total stockholders’ equity	$131	$160

RISK FACTORS

This offering and an investment in our common stock involve a high degree of risk. You should consider carefully the risks described below, which are the most significant risks we face based on our business and the industry in which we operate, before you decide to buy our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, any trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Relating to our Business

We have never been profitable and expect to incur future losses and experience negative cash flow for the foreseeable future. This may lead to a lack of liquidity, causing our business to fail and your investment to decline in value.

We have incurred net losses from inception and we expect to incur losses throughout 2007. As a result, we will need to generate significant revenues to achieve profitability. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, we will continue to generate losses. We also expect to continue to experience negative cash flow through 2007. Currently, we do not have any arrangements with credit facilities and there is no guarantee that we will be able to access credit should we need to do so. The accompanying financial statements have been prepared assuming that we will continue as a going concern. We have suffered recurring losses and had negative cash flows from operations that raise substantial doubt about our ability to continue as a going concern. Management’s plans are to initiate the business plan and raise additional capital. The financials statements do not include any adjustments that might result from the outcome of this uncertainty.

Our officers and directors work on our behalf only on a part-time basis. Because they do not devote their full time and attention to our business, this may negatively impact our business operations.

Our officers and directors devote only approximately five to ten hours a week working on our behalf. Therefore they are not devoting their full time and attention to managing and expanding our operations. This may cause us to miss business opportunities that we would otherwise be able to take advantage of.

Our business is subject to intense competition, and we may not be able to compete causing us to lose customers.

We face intense competition in selling coffee to wholesale or retail customers, many other large competitors, including much larger companies such as Kraft General Foods, Inc., The Kroger Co., The Procter & Gamble Company and Sara Lee Corporation. The coffee markets in which we do business are highly competitive and competition in these markets is likely to become increasingly more intense due to the relatively low barriers to entry. The industry in which we compete is particularly sensitive to price pressure, as well as quality, reputation and viability for wholesale and brand loyalty for retail. To the extent that one or more of our competitors becomes more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected. Our private label coffee products compete with other manufacturers of private label coffees. Many of these competitors are larger, better known, and have significantly more resources than we do. These competitors have much greater financial, marketing, distribution, management and other resources than we do for marketing, promotions and geographic and market expansion. In addition, there are a growing number of specialty coffee companies who provide specialty coffee for retail sale. Our inability to compete with our competitors could significantly harm our business. See “Business—Competition.”

Because our business is highly dependent upon a single commodity, coffee, if the demand for coffee decreases, our business could suffer.

Our business is centered on essentially one commodity: coffee. Our operations have primarily focused on the following areas of the coffee industry:

•	the roasting, blending, packaging and distribution of private label coffee;
•	the roasting, blending, packaging and distribution of proprietary branded coffee; and
•	the sale of wholesale specialty grade coffee.

Demand for our products is affected by:

•	consumer tastes and preferences;
•	national, regional and local economic conditions;
•	demographic trends; and
•	the type, number and location of competing products.

Because we rely on a single commodity, any decrease in demand for coffee would harm our business more than if we had more diversified product and could materially adversely affect our revenues and operating results.

We may not be successful in the implementation of our business strategy or our business strategy may not be successful; either of which will impede our growth and operating results.

Our business strategy emphasizes, among other things, geographic expansion of our private label products as opportunities arise. We do not know whether we will be able to implement successfully this portion of our business strategy or whether this portion of our business strategy will be successful. Our ability to implement this business strategy is dependent on our ability to:

•	market our products on a national scale;
•	increase our brand recognition on a national scale;
•	enter into distribution and other strategic arrangements with third party retailers; and
•	manage growth in administrative overhead and distribution costs likely to result from the planned expansion of our distribution channels.

Our operating results and financial condition may be adversely affected if we fail to successfully implement our business strategy or if our business strategy ultimately proves unsuccessful. In addition, our expenses could increase and our profits could decrease as we implement our growth strategy.

If we lose our key personnel, we may not be able to replace them with highly experienced personnel.

Our success depends to a large degree upon the services of key personnel. We also depend to a large degree on the expertise of our coffee growers. As a result, our business and operating results would be adversely affected. We cannot assure you that we would be successful in obtaining and retaining a replacement for any of our key personnel.

If we are not effective in controlling our coffee costs and maintaining an adequate supply of coffee, our coffee costs may increase and our profitability may suffer.

The supply and price of coffee beans are subject to volatility and are influenced by numerous factors which are beyond our control.

If we fail to continue to promote and enhance our brands, the value of our brands could decrease and adversely affect our revenues.

We believe that promoting and enhancing our brands is critical to our success. We intend to increase our marketing expenditures to increase awareness of our brands, which we expect will create and maintain brand loyalty. If our brand-building strategy is unsuccessful, these expenses may never be recovered, and we may be unable to increase awareness of our brands or protect the value of our brands. If we are unable to achieve these goals, our revenues and ability to implement our business strategy could be adversely affected.

Our success in promoting and enhancing our brands will also depend on our ability to provide customers with high quality products. Although we take measures to ensure that we sell only fresh coffee, we have no control over our coffee products once they are purchased by our wholesale customers. Accordingly, wholesale customers may store our coffee for longer periods of time or resell our coffee without our consent, in each case, potentially affecting the quality of the coffee prepared from our products. If consumers do not perceive our products and service to be of high quality, then the value of our brands may be diminished and, consequently, our operating results and ability to implement our business strategy may be adversely affected.

Our roasting methods are not proprietary, so competitors may be able to duplicate them, which could harm our competitive position.

We consider our roasting methods essential to the flavor and richness of our coffee and, therefore, essential to our brands of coffee. Because we do not hold any patents for our roasting methods, it may be difficult for us to prevent competitors from copying our roasting methods if such methods become known. If our competitors copy our roasting methods, the value of our coffee brands may be diminished, and we may lose customers to our competitors. In addition, competitors may be able to develop roasting methods that are more advanced than our roasting methods, which may also harm our competitive position.

Our operating results may fluctuate significantly which may cause fluctuation in our stock price.

Our operating results may fluctuate from quarter to quarter and year to year. These fluctuations could be caused by a number of factors including:

•	fluctuations in purchase prices and supply of coffee;
•	fluctuations in the selling prices of our products;
•	the level of marketing and pricing competition from existing or new competitors in the coffee industry;
•	our ability to retain existing customers and attract new customers; and
•	our ability to manage inventory and fulfillment operations and maintain gross margins.

As a result of the foregoing, period-to-period comparisons of our operating results may not necessarily be meaningful and those comparisons should not be relied upon as indicators of future performance. Fluctuations in operating results can have a negative impact on the value of our common stock.

Since we rely heavily on common carriers to ship our coffee on a daily basis, any disruption in their services or increase in shipping costs could adversely affect our business and our relationship with our customers.

We rely on a number of common carriers to deliver coffee to our customers and to deliver coffee beans to us. We consider coffee a perishable product and we rely on these common carriers to deliver fresh coffee on a daily basis. We have no control over these common carriers and the services provided by them may be interrupted as a result of labor shortages, contract disputes and other factors. If we experience an interruption in these services, we may be unable to ship our coffee in a timely manner, which could reduce our revenues and adversely affect our relationship with our customers. In addition, a delay in shipping could require us to contract with alternative, and possibly more expensive, common carriers and could cause orders to be cancelled or receipt of goods to be refused. Any significant increase in shipping costs could lower our profit margins or force us to raise prices, which could cause our revenue and profits to suffer.

If we are unable to obtain additional financing, we may not be able to fund and grow our operations.

This expectation assumes that we will be able to generate a sufficient level of sales in order to increase income, eligible accounts receivable and inventory to permit advances under our line of credit facility. In the event our expectations are not fulfilled or that we are unable to generate sufficient amounts of cash to implement our growth strategy, we may be required to seek additional financing. We have no current arrangements for additional financing and there can be no assurance that additional financing will be available to us on commercially reasonable terms, or at all. If we are not successful in obtaining additional financing, we might not be able to implement our expansion plans.

Significant interruption in the operation of any of our facilities could significantly impair our ability to operate our business.

A significant interruption in the operation of our facility, whether as a result of a natural disaster or other causes, could significantly impair our ability to operate our business. If there was a significant interruption in the operation of our facilities, we may not have the capacity to service all of our customers and we may not be able to service our customers in a timely manner. As a result, our revenues and earnings would be materially adversely affected.

Compliance with government regulations applicable to us could have a material adverse affect on our business, financial condition and results of operations.

Coffee operations are subject to various governmental laws and regulations, and require us to obtain licenses relating to customs, health and safety, building and land use and environmental protection. If we encounter difficulties in obtaining any necessary licenses or complying with any of these laws and regulations, our results of operations and financial condition could be adversely affected.

Disruptions in the supply or increases in the cost of coffee could adversely affect our business.

Coffee is a commodity and its supply and price are subject to volatility beyond our control. Supply and price are affected by many factors in the coffee growing countries including weather, political and economic conditions, acts of terrorism, as well as efforts by coffee growers to expand or form cartels or associations. If our cost of coffee increases, we may not be able to pass along those costs to our customers. The effect would have a negative impact on our margins and profitability. If we are unable to procure a sufficient supply of coffee, our sales would suffer.

Adverse public or medical opinion about caffeine may harm our business.

Some of our coffee products contain caffeine and other active compounds, the health effects of which are not fully understood. A number of research studies conclude or suggest that excessive consumption of caffeine may lead to an increased heart rate, restlessness and anxiety, depression, headaches, sleeplessness and other adverse health effects. An unfavorable report on the health effects of caffeine or other compounds present in coffee could significantly reduce the demand for coffee, which could harm our business and reduce our sales and profits.

Consumer preferences are difficult to predict and may change.

A significant shift in consumer demand away from our products, if one develops or our failure to maintain a market position, if one develops, could reduce our sales or any brand recognition that we may develop, which could harm our business. While we plan on to diversify our products, we cannot be certain that there will be a demand for our products, or if one develops, if it will continue in the future. Our business will be primarily focused on sales specialty coffee, which, if consumer demand for such coffee were to decrease, it could harm our business.

Our products may be subject to import risk.

We will be making our product purchases or their ingredients from foreign and domestic manufacturers, importers and growers, with the majority of those purchases occurring outside of the United States. We anticipate that many of the ingredients are presently grown in countries where labor-intensive cultivation is possible, and where we will often have to educate the growers about product standards. We may have to perform laboratory analysis on incoming shipments for the purpose of assuring that they meet our quality standards and those of the Food and Drug Administration (the “FDA”) and the United States Department of Agriculture (“USDA”).

We are subject to risks associated with our international operations, including foreign currency risks.

Operating in international markets involves exposure to movements in currency exchange rates, which are volatile at times. The economic impact of currency exchange rate movements is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. Consequently, isolating the effect of changes in currency does not incorporate these other important economic factors. These changes, if material, could cause adjustments to our financing and operating strategies. Our non U.S. operations will be subject to risks inherent in conducting business abroad, many of which are outside our control, including:

•	Periodic economic downturns and unstable political environments;
•	Price and currency exchange controls;

•	Fluctuations in the relative values of currencies;
•	Unexpected changes in trading policies, regulatory requirements, tariffs and other barriers;
•	Compliance with applicable foreign laws; and
•	Difficulties in managing a global enterprise, including staffing, collecting accounts receivable and managing distributors.

Product recalls could have a material adverse effect on our business

Manufacturers and distributors of products in our industry are sometimes subject to the recall of their products for a variety of reasons, including product defects, such as contamination, packaging safety and inadequate labeling disclosure. If any of our products are recalled due to a product defect or for any other reason, we could be required to incur the expense of the recall or the expense of any resulting legal proceeding. Additionally, if one of our significant brands were subject to recall, the image of that brand and of our business could be harmed which could have a material adverse effect on our business.

We do not have a lease on our office, and if we lose this office, it will significantly disrupt our operations.

Our offices are furnished to us on a rent-free basis by Hudson Capital Group of which Steven W. Hudson, our Executive Vice President and a member of the Board of Directors, is a principal. We only have a verbal lease, revocable at any time, from Hudson Capital Group to use this office space. That lease could be revoked at any time for any reason and if that lease is revoked, we will have to find an alternative office. This would significantly disrupt our operations as well as require additional operating capital that we may not have available. We would not be able to operate our business without adequate office facilities.

Risks Relating to Our Common Stock

Unless a public market develops for our common stock, you may not be able to sell your shares.

There is no public market for our common stock. There can be no assurance, moreover, that an active trading market will ever develop or, if developed, that it will be maintained. Failure to develop or maintain an active trading market could negatively affect the value of our securities, and you may be unable to sell your shares.

If our stock does become publicly traded, we will likely be subject to the penny stock rules, and it could be more difficult for you to sell your shares.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, investors in the offering may find it more difficult to sell their securities.

We may not qualify for Over-the-Counter Electronic Bulletin Board Quotation, and therefore you may be unable to sell your shares.

Upon completion of this offering, we will attempt to have our common stock quoted on the Over-the-Counter Electronic Bulletin Board (“OTCBB”). The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the Securities Exchange Commission or applicable regulatory authority. In order to be eligible to be listed on the OTCBB and to maintain such eligibility, we would be required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and we would have to remain current in meeting our periodic securities reporting obligations. If for any reason, however, any of our securities are not eligible for initial or continued quotation on the Bulletin Board or an active public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCBB, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the “pink sheets.” As a result, an investor may find it more difficult to dispose of the securities offered hereby.

The sale or availability for sale of substantial amounts of our shares of common stock could cause our stock price to decline.

We are registering approximately 51.3% of our outstanding stock in this offering. If our stockholders sell a substantial number of their shares of our common stock pursuant to this offering, or the public market perceives that these sales may occur, the market price of our common stock, if any, could decline.

Special Note Regarding Forward-Looking Statements

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms by other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the stockholders’ shares offered by this prospectus. All proceeds from the sale of the stockholders’ shares will be for the account of the selling stockholders.

We will receive $0.05 per option exercised pursuant to our 2007 Incentive and Nonstatutory Stock Option Plan. Should all 1,000,000 options covered by this registration statement be issued and exercised, we may receive up to $50,000 in proceeds. As we cannot predict when or if we will receive such proceeds, we expect to use these proceeds, if received, for working capital purposes, which shall be allocated to our projects or needs at such time.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2006.

You should read this table with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and the financial statements and related notes.

December 31, 2006
(audited)
STOCKHOLDERS’ EQUITY:
Preferred stock, no stated value Authorized 5,000,000 shares Issued and outstanding -0- shares
Common stock, no par value Authorized, 10,000,000 shares
Issued and outstanding
December 31, 2006 - 1,650,000 shares	$37,345
December 31, 2005 - 742,500 shares	-
Deficit accumulated during the development stage	($47,214)
TOTAL STOCKHOLDERS’ EQUITY	($9,869)

SELECTED CONDENSED FINANCIAL DATA

The following selected condensed financial data were derived from our financial statements and notes thereto included later in this prospectus which are audited. In our opinion, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the financial position and results of operations for each of the periods presented in our audited financial statements. Historical results are not necessarily indicative of results that may be expected for any future period. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements, including the related notes.

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	May 11, 1999 Date of Inception to December 31, 2006
	(audited)	(audited)	(audited)
Statement of Operations Data
Net revenue	$-0-	$-0-	$-0-
Operating costs and expenses:	$13,029	$1,026	$47,214
Net (loss)	$(13,029)	$(1,026)	$(47,214)
Net (loss) per common share:
Basic and diluted	$(.01)	$(0.00)
Weighted average number of common shares outstanding	1,423,125	742,500	1,423,125

	December 31, 2006	December 31, 2005
	(audited)	(audited)
Balance Sheet Data:
Total current assets	$131	$160
Current liabilities	$-0-	$-0-
Total stockholders’ equity	$131	$160

PLAN OF OPERATION

The following plan of operation provides information which our management believes is relevant to an assessment and understanding of our business, operations, and financial condition. You should read the following discussion together with “Selected Condensed Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. This plan of operation contains forward-looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under “Risk Factors” on page 3 and elsewhere in this prospectus.

Overview

We were incorporated on May 11, 1999 in the state of Florida to be the sole importer and distributor of Don Marcos® Coffee. Since 2004, our operations have been dormant. There were no revenues from operations for the years ended December 31, 2006 and 2005.

Current Activities and Plans

Beginning on February 14, 2007 and concluding on March 10, 2007, we conducted a private offering of our common stock to 82 accredited investors. We raised a total of $82,000 gross in our private offering. The purpose of this offering was to raise capital to resume operations.

We have a graphic artist designing the layout for our new bag for the coffee. The bag will be a foil gusseted bag printed on four sides that will have the ability to be machine filled and sealed. This bag incorporates a one-way degassing valve to protect the freshness of the coffee. The one-way degassing valve was originally developed for coffee. Coffee is unique; as it is the only food product that needs to be completely protected from oxygen (O2) while at the same time gives off relatively large volumes of another gas, carbon dioxide (CO2). This valve will protect the coffee from O2 and release the CO2 gas from the package.

Our “Cuppers” have been evaluating different roasts for several months. Cupping is a method of systematically evaluating the aroma and taste of coffee beans. It is often used by growers, buyers and roasters to assess the quality of a particular coffee sample. Proper cupping requires the adherence to an exacting set of brewing standards and a formal step-by-step evaluation process. A trained cupper generally looks at six characteristics:

1.	Fragrance - the smell of beans after grinding;
2.	Aroma - the smell of ground-up beans after being steeped in water;
3.	Taste - the flavor of the coffee;
4.	Nose - the vapors released by the coffee in the mouth;
5.	Aftertaste - the vapors and flavors that remain after swallowing; and
6.	Body - the feel of the coffee in the mouth.

Once our Cuppers agree on a roast, we can start processing and bagging coffee.

We believe a majority of our sales will be generated online through our e-commerce website, www.donmarcos.com. We believe online advertising and customer ratings will drive traffic to our website.

A portion of our sales will come from custom packaging. We have the ability to custom package as little as 69 kilos per custom order. In most cases, customers use custom packing for business promotion or charity events.

We also offer bulk pack coffee for restaurants and coffee shops. This coffee is offered in commercial packs whole bean only.

We plan to scale our expenditures based upon the amount of revenues generated. However, our ability to continue as a going concern is dependent on obtaining additional capital and financing and operating at a profitable level. We may have to seek additional capital either through debt or equity offerings and to increase sales volume and operating margins to achieve profitability. Our working capital and other capital requirements during the next fiscal year and thereafter will vary based on the sales revenue generated by our products and the distribution and sales network we are currently creating. We will consider both the public and private sale of securities and/or debt instruments for expansion of our operations if such expansion would benefit our overall growth and income objectives. Should sales growth not materialize, we may look to these public and private sources of financing. There can be no assurance, however, that we can obtain sufficient capital on acceptable terms, if at all. Under such conditions, failure to obtain such capital likely would at a minimum negatively impact our ability to timely meet our business objectives.

BUSINESS

Don Marcos

Don Marcos Trading Co. was incorporated in Florida on May 11, 1999 to be the sole importer and distributor of Don Marcos® Coffee

Don Marcos® Coffee is grown, roasted and packaged in Costa Rica by the Don Marcos Coffee Co., S.A., a Costa Rica company, Don Marcos Coffee Company, S.A. is a licensed coffee exported. Coffee exports are regulated by the National Costa Rican Coffee Institute (INCAFE).

Don Marcos® Coffee is a specialty grade coffee, sometimes called “gourmet” or “premium” coffee. Specialty coffees are made from exceptional beans grown only in ideal coffee-producing climates. They tend to feature distinctive flavors, which are shaped by the unique characteristics of the soil that produces them.

Don Marcos® Coffee is designated “Strictly Hard Bean” (SHB). SHB is part of a classification system for Costa Rican coffees, with the characteristic of being cultivated at an altitude higher than 3,900 feet above sea level. In Costa Rica coffee trees that grow at this altitude produce higher quality beans that have a high density that holds in the nutrients and flavor the beans during roasting.

The coffee is not roasted until the time of order for maximum freshness. It can be packaged ground or whole bean.

We order coffee in quantities of 69 kilos. This is the standard size export bag. For wholesale orders, the coffee is shipped to us in a 69 kilo bulk pack.

For retail sales, we use a custom printed, 12-ounce foil side gusseted bag. There are approximately 202 bags per order (69 kilos x 2.2 = 151.80lbs. = 2,480.8 oz. /12). The bags are dropped shipped by the bag manufacturer directly to Costa Rica. The bags are machine filled and machine sealed in Costa Rica. The filled bags are then shipped directly to our offices by UPS, FedEx, or DHL courier.

In addition, we offer custom packaging for both resale and business promotion.

We entered into an exclusive importer and distributor agreement with Don Marcos® Coffee on January 23, 2003. We plan to distribute the to specialty coffee stores and select restaurants as well as sell it directly on our e-commerce website, www.donmarcos.com. Our website is listed with the major search engines: Yahoo®, Google®, MSN®, Ask®, Dogpile®, etc.

Intellectual Property

We own the registered trademark, “Don Marcos,” registration number 2559462, registered on April 9, 2002 with the U.S. Patent and Trademark Office. At this time, we do not have any other trademark, copyright or patent protection.

Competition

Although we face intense competition from numerous other coffee distributors, we believe that we can compete on the basis of the quality and uniqueness of our products.

However, many of our competitors are substantially larger, better financed and have superior resources compared to us. Therefore, there is no guarantee that we will be able to successfully compete with them.

We have numerous competitors. Some of our competitors are large companies selling a large variety of products, including products that compete with our coffee. Competitors include Kraft General Foods, Inc., The Kroger Co., The Procter & Gamble Company and Sara Lee Corporation.

Description of Property

Our office encompasses 800 square feet located in downtown Ft. Lauderdale, Florida in a building owned by Hudson Capital Group. Our management believes these premises are in good condition. Hudson Capital Group allows us to use this space free of charge. Although Hudson Capital Group can revoke our right to use this space at any time, we have been informed by its principal, Steven W. Hudson, that Hudson Capital Group intends to allow us to continue using the space free of charge for the foreseeable future. However, should we be evicted from the space, we would need to relocate to new facilities and may lack the funds to do so.

Employees

As of the date of this prospectus, we had a total of three employees.

Legal Proceedings

To the best knowledge of management, there are no litigation matters pending or threatened against us.

MANAGEMENT

Directors and Executive Officers

Our officers and directors shall serve until our next Annual Shareholder’s Meeting. Our directors and officers as of the date of this prospectus are as follows:

Name	Age	Position
Earl T. Shannon	39	President, Director
Steven W. Hudson	37	Executive Vice President, Director
Scott W. Bodenweber	36	Chief Financial Officer, Director
Peter Wright	55	Secretary, Director
Mark E. Tupper	60	Director

Earl T. Shannon, President, Director. Mr. Shannon has been an officer and director of Don Marcos since our inception. Mr. Shannon was an officer and director of Salty’s Warehouse, Inc. from its inception on July 16, 1998 through its sale on December 11, 2006. Mr. Shannon was an officer and director of Nucotec, Inc. from its inception on October 8, 2001 through its sale on March 19, 2004. Additionally, Mr. Shannon was an officer and director of PageActive Holdings, Inc. from June 8, 1999 to July 11, 2001, during which time PageActive Holdings, Inc. was a “blank check company”- a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified company or companies. From January1997 and continuing through the present, Mr. Shannon has been the President of Winthrop Venture Management, Inc., an investment management company based in Fort Lauderdale, Florida.

Steven W. Hudson, Executive Vice President, Director. Mr. Hudson has been with us since February 1, 2007. Mr. Hudson was an officer and director of Salty’s Warehouse, Inc. from April 20, 2004 through its sale on December 11, 2006. Mr. Hudson was an officer and director of Nucotec, Inc. from its inception on October 8, 2001 through its sale on March 19, 2004. Additionally, Mr. Hudson has served as President and CEO of International Yacht Construction since May 1999. International Yacht Construction specializes in new construction, brokerage, charter, crew placement and yacht management for vessels 80 feet long and over. Since June 1997, Mr. Hudson also has served as President and CEO of Hudson Capital Group, a private investment firm. From August 1995 through May 1999, Mr. Hudson served as Division Vice President for Republic Services, Inc., a leading provider of environmental services for commercial, industrial, municipal and residential customers. From September 1991 through August 1995, Mr. Hudson held various positions with Hudson Management Corp, a holding company for several solid waste services companies located in Florida. Mr. Hudson graduated from Southern Methodist University with a Bachelor of Arts degree in Business Economics.

Scott W. Bodenweber, Chief Financial Officer, Director. Mr. Bodenweber joined us January 21, 2003. Mr. Bodenweber was an officer and director of Salty’s Warehouse, Inc. from April 20, 2004 through its sale on December 11, 2006. Mr. Bodenweber was an officer and director of Nucotec, Inc. from its inception on October 8, 2001 through its sale on March 19, 2004. From June 1997 and continuing through the present, Mr. Bodenweber has been the Controller of Hudson Capital Group, an investment firm in Fort Lauderdale, Florida. From February 1995 through May 1997, he was employed with Keefe, McCullough & Co., a CPA firm in Ft. Lauderdale, Florida. Mr. Bodenweber graduated from Florida State University in 1994 with Bachelor of Science Degrees in both Accounting and Finance. He is a licensed Certified Public Accountant in the State of Florida.

Peter Wright, Secretary, Director. Mr. Wright joined us on January 21, 2003. Mr. Wright has been the Chief Financial Officer of Hudson Capital Group, an investment firm in Fort Lauderdale, Florida from May 1998 continuing through the present. From August 1995 to May 1998, Mr. Wright was Vice President of Autonation, Inc. in Fort Lauderdale, Florida. From February 1986 to August 1995, Mr. Wright was the Chief Financial Officer of Hudson Management Corporation, a regional waste collection and recycling firm. Mr. Wright graduated from Stetson University in 1975, with a Bachelor of Science degree in Accounting.

Mark E. Tupper, Director. Mr. Tupper joined us on February 1, 2007. Mr. Tupper has been the founder, Chief Executive Officer and principal shareholder of Don Marcos Coffee Co., S.A. since its inception on March 27, 2000. Mr. Tupper has been the founder, Chief Executive Officer and principal shareholder of Tupper Centroamerica, S.A. since its inception on July 9, 1982. Mr. Tupper was the Chief Executive Officer and principal shareholder of Marina Ocotal, S.A. from October 1984 to August 1993. Mr. Tupper graduated from the American School in Switzerland with studies in World & European History, the University of Aix-en-Provence in France in European Politics & French Literature, and the Lewisham Technical College of London, England in Mechanical Engineering.

Time Devoted to Company

Each of our officers spends approximately five to ten hours a week on an as-needed basis handling our business operations.

Executive Compensation

None of our officers or directors are currently receiving any cash compensation for their services. However, in order to compensate our officers and directors, we enacted an Incentive and Nonstatutory Stock Option Plan on February 1, 2007. Our stock option plan has a total of 5,000,000 shares reserved for issuance as stock options. All issued options are 100% vested. Other than our stock option plan, we do not currently have any arrangements or contracts pursuant to which our officers and directors are compensated for any services, including any additional amounts payable for committee participation or special assignments. No such arrangements were in effect between us and our officers and directors for the last completed fiscal year, either. As of the date of this prospectus, we have issued the following stock options:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options(#)	Option exercise price ($)	Option expiration date
Earl T. Shannon	200,000	-0-	-0-	$0.05	02/01/17
Steven W. Hudson	200,000	-0-	-0-	$0.05	02/01/17
Scott W. Bodenweber	200,000	-0-	-0-	$0.05	02/01/17
Peter Wright	200,000	-0-	-0-	$0.05	02/01/17
Mark E. Tupper	200,000	-0-	-0-	$0.05	02/01/17
TOTAL	1,000,000	-0-	-0-

Indemnification of Directors and Officers

The laws of the State of Florida and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Don Marcos, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is, therefore, unenforceable.

Family Relationships

Mark E. Tupper, one of our directors, is Earl T. Shannon’s uncle. Earl Shannon is our President and one of our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Earl T. Shannon is a “promoter” of Don Marcos as defined by Rule 405 of the Act. The only item of value received by Mr. Shannon from Don Marcos is the stock he was issued by Don Marcos. Mr. Shannon currently owns 7,425,000 shares of common stock and 200,000 options to purchase shares of common stock of Don Marcos representing in the aggregate 23.0% of Don Marcos.

Steven W. Hudson is a principal of Hudson Capital Group, which furnishes us with office space, a value of approximately $400.00 per month, on a rent-free basis.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding our shares of outstanding common stock beneficially owned as of the date of this prospectus by (i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each other person who is known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

All addresses of beneficial owners are in care of Don Marcos, 1850 Southeast 17th Street, Suite 300, Ft. Lauderdale, FL 33316, unless otherwise indicated.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent Ownership Prior to and Upon Completion of Offering
Earl T. Shannon, President, Director	7,625,000	[1]	23.0%
Steven W. Hudson, Executive Vice President, Director	4,737,500	[2]	14.3%
Scott W. Bodenweber, Chief Financial Officer, Director	4,737,500	[3]	14.3%
Peter Wright, Secretary, Director	200,000	[4]	*
Mark E. Tupper, Director	200,000	[5]	*
All directors and executive officers as a group (5 individuals)	17,500,000		51.6%

* Less than 1%

1 Includes 200,000 options to purchase shares of common stock at $0.05 per share until February 1, 2017.
2 Includes 200,000 options to purchase shares of common stock at $0.05 per share until February 1, 2017.
3 Includes 200,000 options to purchase shares of common stock at $0.05 per share until February 1, 2017.
4 Consists of 200,000 options to purchase shares of common stock at $0.05 per share until February 1, 2017.
5 Consists of 200,000 options to purchase shares of common stock at $0.05 per share until February 1, 2017.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of certain provisions of our capital stock, certificate of incorporation and bylaws.

Common Stock

We are authorized to issue 100,000,000 shares of common stock with no par value. As of the date of this prospectus, there are 32,900,000 shares of common stock outstanding, which are held of record by 85 stockholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock with no par value. The Board of Directors is authorized to provide from time to time for the issuance of shares of preferred stock in series and to fix and determine from time to time before issuance the designation and relative rights and preferences of the shares of each series of preferred stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following: (1) the series designation and authorized number of shares; (2) the dividend rate and the date or dates on which such dividends will be payable; (3) the amount or amounts to be received by the holders in the event of voluntary or involuntary dissolution or liquidation of the corporation; (4) the price or prices at which shares may be redeemed, if any, and any terms, conditions, limitations upon such redemptions; (5) the sinking fund provisions, if any, for redemption or purchase of shares; and (6) the terms and conditions, if any, on which shares may be converted at the election of the holders thereof into shares of other capital stock, or of other series of serial preferred stock, of the corporation.

Stock Option Plan

Our shareholders adopted a Stock Option Plan on February 1, 2007 (the “2007 Plan”). Under the 2007 Plan, 5,000,000 shares of common stock have been authorized for issuance as Incentive Stock Options or Nonstatutory Stock Options. Under the 2007 Plan, options may be granted to our key employees, officers, directors or consultants. The purchase price of the common stock subject to each Incentive Stock Option shall not be less than the fair market value (as determined in the 2007 Plan), or in the case of the grant of an Incentive Stock Option to a 10% Holder (as defined in the 2007 Plan), not less than 110% of the fair market value of such common stock at the time such option is granted. The purchase price of the common stock subject to each Incentive Stock Option to a person who is not a 10% Holder shall be determined at the time such option is granted, but in no case less than 100% of the fair market value of such shares of common stock at the time such option is granted. The purchase price of the common stock subject to each Nonstatutory Stock Option to a person who is not a 10% Holder shall be determined by the Board of Directors at the time such option is granted.

The 2007 Plan shall terminate February 1, 2017, and no option shall be granted after termination of the 2007 Plan. Subject to certain restrictions, the 2007 Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Florida.

As of the date hereof, 1,000,000 options have been issued pursuant to the 2007 Plan.

SELLING STOCKHOLDERS

All of our shares of common stock offered under this prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus. We will receive $0.05 per share from the exercise of stock options which have been granted to date which have been included in this prospectus and were issued pursuant to our 2007 Incentive and Nonstatutory Stock Option Plan.

All costs, expenses and fees in connection with the registration of the selling stockholders’ shares will be borne by us. All brokerage commissions, if any attributable to the sale of shares by selling stockholders will be borne by such holders.

The selling stockholders are offering a total of 16,400,000 shares of our common stock and 1,000,000 shares underlying options included in this prospectus, which shall be sold by affiliates, for an aggregate of 17,400,000 shares. The selling stockholders may sell common stock at a fixed price of $0.05 per share during the term of this offering. The selling stockholders are deemed “underwriters” within the meaning of the Act in connection with the sale of their common stock under this prospectus. We will pay the expenses of registering these shares. The selling stockholders are not affiliated with broker-dealers. The following table sets forth: (a) the name of each person who is a selling stockholder; (b) the number of securities owned by each such person at the time of this offering; and (c) the number of shares of common stock such person will own after the completion of this offering.

The column “Shares Owned After the Offering” gives effect to the sale of all the shares of common stock being offered by this prospectus.

	No. of Shares	Shares Owned Prior to the Offering		Shares Owned After the Offering
Selling Stockholder	Offered	Number	Percentage	Number	Percentage
J. Ronald Castell	200,000	200,000	*	0	0%
David Bradley	200,000	200,000	*	0	0%
George P. Waters, Jr.	200,000	200,000	*	0	0%
Kate M. Waters	200,000	200,000	*	0	0%
Cheyenne Capital, Inc. [1]	200,000	200,000	*	0	0%
Starr Shannon	200,000	200,000	*	0	0%
Carlos Vidueira	200,000	200,000	*	0	0%
Holly Bodenweber [2]	200,000	200,000	*	0	0%
Griffin Bodenweber [3]	200,000	200,000	*	0	0%
Tyler Bodenweber [4]	200,000	200,000	*	0	0%
Bonnie J. Hudson	200,000	200,000	*	0	0%
Harris W. Hudson	200,000	200,000	*	0	0%
Catherine M. Bodenweber	200,000	200,000	*	0	0%
William K. Bodenweber	200,000	200,000	*	0	0%
Kristen K. Bodenweber	200,000	200,000	*	0	0%

1  The principal of Cheyenne Capital, Inc. is Courtland Reddy.
2  Immediate family member of Scott W. Bodenweber, CFO and a Director.
3  Immediate family member of Scott W. Bodenweber, CFO and a Director.
4  Immediate family member of Scott W. Bodenweber, CFO and a Director.

	No. of Shares	Shares Owned Prior to the Offering		Shares Owned After the Offering
Selling Stockholder	Offered	Number	Percentage	Number	Percentage
T. Daniel Haeussner	200,000	200,000	*	0	0%
Kara Haeussner	200,000	200,000	*	0	0%
Reva Fletcher	200,000	200,000	*	0	0%
Ronald J. Shannon	200,000	200,000	*	0	0%
Elizabeth P. Campbell	200,000	200,000	*	0	0%
Jeanne Elizabeth Hudson [5]	200,000	200,000	*	0	0%
Brian Butler	200,000	200,000	*	0	0%
Thomas Byelick	200,000	200,000	*	0	0%
William M. Byelick	200,000	200,000	*	0	0%
Jay Campbell	200,000	200,000	*	0	0%
Mary Wright	200,000	200,000	*	0	0%
Peter Wright	200,000	200,000	*	0	0%
Channing B. Coe	200,000	200,000	*	0	0%
Rachel M. Coe	200,000	200,000	*	0	0%
Brittney Coe	200,000	200,000	*	0	0%
Susan G. Coe	200,000	200,000	*	0	0%
Jeffrey F. Scales	200,000	200,000	*	0	0%
Leigh S. Scales	200,000	200,000	*	0	0%
Stephen R. Newman	200,000	200,000	*	0	0%
Mark R. Shannon	200,000	200,000	*	0	0%
Penina Shannon	200,000	200,000	*	0	0%
Brian C. Tansey	200,000	200,000	*	0	0%
Peter H. Huizenga	200,000	200,000	*	0	0%
Christian Corna	200,000	200,000	*	0	0%
Raymond W. Young II	200,000	200,000	*	0	0%
Deborah C. Young	200,000	200,000	*	0	0%
Finnian W. Young	200,000	200,000	*	0	0%
Walter G Marker II	200,000	200,000	*	0	0%
Douglas N. Wells	200,000	200,000	*	0	0%
Jonathan H. Lessin	200,000	200,000	*	0	0%
Robert M. Hagood	200,000	200,000	*	0	0%
Julie M. Hagood	200,000	200,000	*	0	0%
Dorothy M. Weaks	200,000	200,000	*	0	0%
Stephanie Wilson	200,000	200,000	*	0	0%
Tara Wilson	200,000	200,000	*	0	0%
Lauren Wilson	200,000	200,000	*	0	0%
Allison Wilson	200,000	200,000	*	0	0%
Michael Wilson	200,000	200,000	*	0	0%
Patricia Campbell	200,000	200,000	*	0	0%
Eva Campbell	200,000	200,000	*	0	0%
Brody Haeussner	200,000	200,000	*	0	0%
Riley Haeussner	200,000	200,000	*	0	0%
Caroline Caswell Waters	200,000	200,000	*	0	0%
Kelsey J. Bodenweber [6]	200,000	200,000	*	0	0%
Trace Allison	200,000	200,000	*	0	0%

5 Immediate family member of Steven W. Hudson, Executive Vice President and a Director.
6 Immediate family member of Scott W. Bodenweber, CFO and a Director.

	No. of Shares	Shares Owned Prior to the Offering		Shares Owned After the Offering
Selling Stockholder	Offered	Number	Percentage	Number	Percentage
Alexa M. Shannon	200,000	200,000	*	0	0%
Reed M. Shannon	200,000	200,000	*	0	0%
Paige Elizabeth Hudson [7]	200,000	200,000	*	0	0%
Steven Whitfield Hudson, Jr. [8]	200,000	200,000	*	0	0%
Margaret H. Marker	200,000	200,000	*	0	0%
Mikella Coe	200,000	200,000	*	0	0%
McKenzie Coe	200,000	200,000	*	0	0%
Nicholas Maxwell Campbell	200,000	200,000	*	0	0%
Kailyn Nicole Campbell	200,000	200,000	*	0	0%
Kelly Jeanne Campbell	200,000	200,000	*	0	0%
Michael Lee Campbell	200,000	200,000	*	0	0%
Benjamin J. Wells	200,000	200,000	*	0	0%
Holly G. Wells	200,000	200,000	*	0	0%
Zachary O. Wells	200,000	200,000	*	0	0%
Hannah L. Scales	200,000	200,000	*	0	0%
Grant M. Scales	200,000	200,000	*	0	0%
Barbara Wilson	200,000	200,000	*	0	0%
Chelsea Wilson	200,000	200,000	*	0	0%
Katelyn Wilson	200,000	200,000	*	0	0%
Matthew Wilson	200,000	200,000	*	0	0%
Thomas M. Byelick, Jr.	200,000	200,000	*	0	0%
Pearce Campbell	200,000	200,000	*	0	0%
Earl T. Shannon [9]	200,000	7,625,000	23.0%	7,425,000	21.9%
Steven W. Hudson [10]	200,000	4,737,500	14.3%	4,537,500	13.4%
Scott W. Bodenweber [11]	200,000	4,737,500	14.3%	4,537,500	13.4%
Peter Wright [12]	200,000	200,000	0.6%	0	0%
Mark E. Tupper [13]	200,000	200,000	0.6%	0	0%
TOTAL	17,400,000	33,900,000	100.0%	16,500,000	48.7%

 *Less than 1%.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold during the term of this offering by the selling stockholders, including officers and directors exercising options which have been included in this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may offer and sell the shares from time in negotiated transactions at a fixed price of $0.05 per share throughout the period of the offering.

The selling stockholders may sell their shares through registered broker-dealers by one or more of, or a combination of, the following methods: (a) purchase by a broker-dealer as principal and resale by such broker-dealer for its own account through this prospectus; or (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather that through this prospectus. In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders are deemed “underwriters” within the meaning of the Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer will be deemed to be underwriting discounts and commissions.

7   Immediate family member of Steven W. Hudson, Executive Vice President and a Director.
8   Immediate family member of Steven W. Hudson, Executive Vice President and a Director.
9   Consists of 200,000 shares underlying options.
10  Consists of 200,000 shares underlying options and excludes 200,000 shares beneficially owned through immediate family members who are also selling shareholders.
11  Consists of 200,000 shares underlying options and excludes 600,000 shares beneficially owned through immediate family members who are also selling shareholders.
12  Consists of 200,000 shares underlying options.
13  Consists of 200,000 shares underlying options.

SHARES ELIGIBLE FOR FUTURE SALE

We have no public market for our common stock. Future sales of substantial amounts of common stock in any public market that may develop could adversely affect the market price of our common stock. Upon completion of this offering, we will have 33,900,000 outstanding shares of common stock.

All of the shares sold in this offering will be freely tradable without restriction or further registration under the Act. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Act, their sales of shares would be subject to the limitations and restrictions that are described below.

All of the remaining shares of common stock outstanding were issued and sold by us in reliance on an exemption from the registration requirements of the Act and will become eligible for sale in any public market pursuant to Rule 144 as described below.

Relevant Dates	Approximate Shares Eligible for Future Sale[14]	Comment
On the date of this prospectus	16,400,000	Freely tradable shares sold in this Offering
Pursuant to Rule 144	16,500,000	Shares saleable under Rule 144

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the number of shares of common stock then outstanding, which will equal approximately 32,900 shares immediately after this offering.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing, and the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Oswald & Yap, A Professional Corporation, Irvine, California.

EXPERTS

Our financial statements included in this prospectus to the extent and for the periods indicated in their report, have been audited by Kabani & Co., a Los Angeles, California independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

14  Does not include 1,000,000 options issuable pursuant to our 2007 Incentive and Nonstatutory Stock Option Plan.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to our common stock and us, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee or for free at the Commission’s website, www.sec.gov. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1(800) SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

Until 90 days after the commencement of the offering, all dealers that buy, sell or trade shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

DON MARCOS TRADING CO.

(A DEVELOPMENT STAGE COMPANY)
FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements:

Balance Sheets as of December 31, 2006 and 2005	F-2

Statements of Operations for the years ended December 31, 2006 and 2005,
And cumulative from May 11, 1999 (inception) to December 31, 2006	F-3

Statement of Stockholders' Equity (Deficit) for the period from May11, 1999
(Inception) to December 31, 2006	F-4

Statements of Cash Flows for the years ended December 31, 2006 and 2005,
and cumulative from May 11, 1999 (inception) to December 31, 2006	F-6

Notes to Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Don Marcos Trading Co.

We have audited the accompanying balance sheets of Don Marcos Trading Co. as of December 31, 2006 and 2005, and the related statements of operations, stockholders' (equity) deficit, and cash flows for the years ended December 31, 2006 and 2005 and for the period from May 11, 1999 (inception), to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 and for the period from May 11, 1999 (inception), to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred cumulative losses of $47,214 and net losses of $13,029 and $1,026 for the years ended December 31, 2006 and 2005. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
March 30, 2007

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

ASSETS
	2006	2005
CURRENT ASSETS
Cash & cash equivalents	$131	$160

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accrued expenses	$10,000	$-

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, no par value Authorized 10,000,000 shares, None issued and outstanding	-	-
Common stock, no par value Authorized 100,000,000 shares Issued and outstanding - December 31, 2006 - 16,500,000 shares	37,345	-
December 31, 2005 - 7,425,000 shares	-	34,345
Deficit accumulated during the development stage	(47,214)	(34,185)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(9,869)	160

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$131	$160

The accompanying notes are an integral part of these financial statements.

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
AND FOR THE PERIOD FROM MAY 11, 1999 (INCEPTION) TO DECEMBER 31, 2006

	Years ended December 31,		For the period from May 11, 1999 (Inception) To
	2006	2005	December 31, 2006

REVENUES	$-	$-	$-
OPERATING EXPENSES	13,029	1,026	47,214
NET LOSS	$(13,029)	$(1,026)	$(47,214)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.01)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted	12,718,750	7,425,000

The accompanying notes are an integral part of these financial statements

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM MAY 11, 1999
(INCEPTION) TO DECEMBER 31, 2006

			Deficit
			Accumulated
			During The
	Common Stock		Development
	Shares	Amount	Stage	Total
MAY 11, 1999 (DATE OF INCEPTION)
Issuance of common stock for cash	7,425,000	$5,000	$-		$5,000
Net loss from inception to December 31, 1999	-	-	$ (4,487)	$	(4,487)

BALANCE, DECEMBER 31, 1999	7,425,000	5,000	(4,487)		513

Cash contribution by stockholder	-	10,000	-		10,000

Net (loss) for the year ended December 31, 2000	-	-	(7,781)		(7,781)

BALANCE, DECEMBER 31, 2000	7,425,000	15,000	(12,268)		2,732

Net loss for the year ended December 31, 2001	-	-	(1,565)		(1,565)

BALANCE, DECEMBER 31, 2001	7,425,000	15,000	(13,833)		1,167

Cash contribution by stockholder	-	2,000	-		2,000

Net loss for the year ended December 31, 2002	-	-	(2,901)		(2,901)

BALANCE, DECEMBER 31, 2002	7,425,000	17,000	(16,734)		266

Cash contribution by stockholder	-	12,000	-		12,000

Net loss for the year ended December 31, 2003	-	-	(12,580)		(12,580)

BALANCE, DECEMBER 31, 2003	7,425,000	29,000	(29,314)		(314)

Cash contribution by stockholder	-	4,000	-		4,000

Net loss for the year ended December 31, 2004	-	-	(3,845)		(3,845)

BALANCE, DECEMBER 31, 2004	7,425,000	33,000	(33,159)		(159)

Cash contribution by stockholder	-	1,345	-		1,345

Net loss for the year ended December 31, 2005	-	-	(1,026)		(1,026)

BALANCE, DECEMBER 31, 2005	7,425,000	34,345	(34,185)		160

The accompanying notes are an integral part of these financial statements

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)
FOR THE PERIOD FROM MAY 11, 1999
(INCEPTION) TO DECEMBER 31, 2006

			Deficit
			Accumulated
			During The
	Common Stock		Development
	Shares	Amount	Stage	Total
Issuance of common stock for services	9,075,000	$2,000	$-		$2,000

Cash contribution by stockholder	-	1,000	-		1,000

Net loss for the year ended December 31, 2006	-	-	(13,029)		(13,029)

BALANCE, DECEMBER 31, 2006	16,500,000	$37,345	$ (47,214)	$	(9,869)

The accompanying notes are an integral part of these financial statements

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
AND FOR THE PERIOD FROM MAY 11, 1999 (INCEPTION) TO DECEMBER 31, 2006

	Years ended December 31,				For the period from May 11, 1999 (Inception) To
	2006		2005		December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$	(13,029)	$	(1,026)	$ (47,214)
Adjustments to reconcile net loss to net cash used by operating activities :
Common stock issued for services		2,000		-	2,000
Changes in operating assets and liabilities:
Increase in accrued expenses		10,000		-	10,000

NET CASH USED BY OPERATING ACTIVITIES		(1,029)		(1,026)	(35,214)

CASH FLOWS FROM FINANCING ACTIVIITES
Issuance of common stock for cash		-		-	5,000
Cash contributed by stockholder		1,000		1,345	30,345

NET CASH PROVIDED BY FINANCING ACTIVITIES		1,000		1,345	35,345

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		(29)		319	131

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		160		(159)	-

CASH AND CASH EQUIVALENTS, END OF PERIOD		$131		$160	$131

The accompanying notes are an integral part of these financial statements

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
AND FOR THE PERIOD FROM MAY 11, 1999 TO DECEMBER 31, 2006

	Years ended December 31,		For the period from May 11, 1999 (Inception) To
	2006	2005	December 31, 2006

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

CASH PAID DURING THE YEAR FOR:
Interest	$-	$-	$-
Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and History of Company

Don Marcos Trading Co. (“the Company”) is a development stage enterprise incorporated on May 11, 1999 in the state of Florida. The Company has had no significant operations since its inception. The Company’s only activities have been organizational, directed at raising its initial capital and developing its business plan.

The original purpose of its Company was to be the sole importers and distributors of Don Marcos coffee. Since 2004, the Company has been inactive.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk include accounts receivables. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net (Loss) Per Share

The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net income (loss) per share are excluded.

Corporation Income Taxes

The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the stockholders of an S Corporation are taxed based on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for income taxes has been included in these financial statements.

On January 1, 2007, the Company terminated its S Corporation status and will be taxed as a C Corporation.

Revenue Recognition

The Company will recognize revenue from product sales when shipment of product to the customer has been made, which is when title passes. The Company will estimate and record provisions for rebates, sales returns and allowances in the period the sale is recorded. Shipping and handling charges are included in gross sales, with the related costs included in selling, general and administrative expenses. For the years ended December 31, 2006 and 2005, the Company had not generated any significant revenue.

Impairment of Long-Lived Assets

In accordance with SFAS Nos. 142 and 144, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 142 relates to assets with an indefinite life where as SFAS 144 relates to assets that can be amortized and the life determinable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less the cost to sell.

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”), under the modified-prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

There were no employee stock options issued by the company.

Advertising and Marketing Costs

Advertising costs are expensed as incurred and included in operating expenses. For the years ended December 31, 2006 and 2005 and for the period from May 11, 1999 (inception) to December 31, 2006, advertising costs were insignificant.

Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the years ended December 31, 2006 and 2005 and the period from May 11, 1999 (inception) to December 31, 2006, the Company has no items that represent comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

Development Stage Enterprise

The Company is a development stage enterprise, as defined in Financial Accounting Standards Board No.7. The Company‘s planned principal operations have not commenced, and, accordingly, no revenue has been derived during this period.

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Pronouncements

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. . Management is currently evaluating the effect of this pronouncement on financial statements.

In March 2006, FASB issued SFAS 156 "Accounting for Servicing of Financial Assets" this Statement amends FASB Statement No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.    Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.    Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.    Permits an entity to choose "Amortization method" or "Fair value measurement method" for each class of separately recognized servicing assets and servicing liabilities.

4.    At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.    Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company's first fiscal year that begins after September 15, 2006. . Management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 157 `Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 `Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements.

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

a. A brief description of the provisions of this Statement

b. The date that adoption is required

c. The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Management is currently evaluating the effect of this pronouncement on financial statements.

In February of 2007 the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the effect of this pronouncement on financial statements.

NOTE 2	GOING CONCERN

The accompanying financial statement have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company’s development activities since inception have been financially sustained through stockholder contribution to the Company. The Company intends to raise additional funding to continue its operations, through contributions from the current shareholders and stock issuance to other investors.

The ability of the Company to continue as a going concern is dependent upon its ability to find a suitable acquisition/merger candidate, raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

DON MARCOS TRADING CO.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 3     ACCRUED EXPENSES

The accrued expenses of $10,000 as of December 31, 2006, comprises of the accrued audit fee.

NOTE 4	PREFERRED STOCK

The Company has not assigned any preference rights to the preferred stock.

NOTE 5	COMMON STOCK

The Company issued 453,750 shares each to two individuals for consulting services rendered during the year ended December 31, 2006. The shares were recorded at the fair value of the services rendered.

NOTE 6	SUBSEQUENT EVENT

The Company effected a 1:5 forward split of the stock in February, 2007. All per share amounts and number of shares outstanding have been retroactively restated for this adjustment.

On March 14, 2007, the Company issued 16,400,000 shares of common stock, with an aggregate value of $82,000 for cash.

The Company effected a 1:10 forward split of the stock on March 30, 2007. All per share amounts and number of shares outstanding have been retroactively restated for this adjustment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Florida, are described in the Articles of Incorporation and the By-Laws. These sections generally provide that we may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to us.

Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the registration of our securities is as follows:

SEC Registration	$28
Accounting Fees and Expenses	$19,000
Legal Fees and Expenses	$20,000
Printing Costs	$10,000
Miscellaneous Expenses	$972
Total	$50,000

Item 26.  Recent Sales of Unregistered Securities

On June 6, 2006, we issued 148,400 shares of common stock to Earl T. Shannon, 90,750 shares of common stock to Scott W. Bodenweber, and 90,750 shares of common stock to Steven W. Hudson for services rendered to us. This issuance was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering. The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

From February 1, 2007 through March 9, 2007, we conducted a private placement of our common stock. We sold 1,640,000 shares of common stock to 82 accredited investors at $0.05 per share for total net proceeds of $82,000. No underwriter or NASD member broker/dealer participated in this private offering and no discounts or commissions were given or paid. This private placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act and pursuant to Rule 506 of Regulation D, as transactions by an issuer not involving any public offering. The securities issued pursuant to the private placement were restricted securities as defined in Rule 144 of the Act.

Item 27.  Exhibits

Exhibit

3.1	Articles of Incorporation of Don Marcos Trading Co., filed May 11, 1999
3.2	Amendment to Articles of Incorporation of Don Marcos Trading Co., filed February 6, 2003
3.3	Amendment to Articles of Incorporation of Don Marcos Trading Co., filed February 14, 2007
3.4	Amendment to Articles of Incorporation of Don Marcos Trading Co., filed May 4, 2007
3.5	Ameded and Restated Bylaws of Don Marcos Trading Co., dated February 2, 2007
5.0	Opinion of Oswald & Yap, a professional corporation [1]
10.1	Form of Stock Purchase Agreement Used in Private Offering
10.2	2007 Incentive and Nonstatutory Stock Option Plan, dated February 1, 2007
10.3	Distributorship Agreement dated January 23, 2003
23.1	Consent of Oswald & Yap, a professional corporation (included in its opinion set forth in Exhibit 5 hereto)
23.2	Consent of Kabani & Company
24.1	Power of Attorney (see signature page)

Item 28.  Undertakings

The undersigned Registrant hereby undertakes:

1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)    To include any prospectus required by Section 10(a)(3) of the Act;

(b)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)    Include any additional or changed material information on the plan of distribution.

2)    That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

1  To be filed by amendment

3)    To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)    For determining liability of the undersigned under the Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned or used or referred to by the undersigned;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv)    Any other communication that is an offer in the offering made by the undersigned to the purchaser.

5)    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above in Item 24, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of the expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Act, the Registrant has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Ft. Lauderdale, Florida, on the 10th day of May, 2007.

DON MARCOS TRADING CO.

By:	/s/ Earl T. Shannon
Earl T. Shannon, President

POWER OF ATTORNEY

We, the undersigned directors and officers of Don Marcos Trading Co., do hereby constitute and appoint Earl T. Shannon our true and lawful attorney-in-fact and agent, with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Act, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and with full power to do any and all acts and things in our names and in any and all capacities, which such attorney-in-fact and agent may deem necessary or advisable to enable Don Marcos Trading Co. to comply with the Act, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorney-in-fact and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Earl T. Shannon	President and Director	May 10, 2007
Earl T. Shannon	(Principal Executive Officer)

/s/ Scott W. Bodenweber	Chief Financial Officer and Director	May 10, 2007
Scott W. Bodenweber	(Principal Accounting and Financial Officer)

/s/ Steven W. Hudson	Executive Vice President and Director	May 10, 2007
Steven W. Hudson

II-4